Exhibit 16

[Letterhead of Arthur Andersen LLP]

May 13, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir or Madam:

We have read the five paragraphs of Item 4 included in the Form 8-K, dated May 13, 2002, of Three-Five Systems, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

Copy to:	Mr. Jeffrey D. Buchanan, Executive Vice President, Chief Financial Officer, Secretary, and Treasurer Three-Five Systems, Inc.